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                                                                    Exhibit 23.5

                        (AMERICAN APPRAISAL LETTERHEAD)


BY FACSIMILE AND COURIER

Focus Media Holding Limited
28/F, Zhao Feng World Trade Building
369 Jiangsu Road
Shanghai 200050
People's Republic of China


                 RE: CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

We understand that Focus Media Holding Limited ("Focus Media") plans to file an amended registration statement on Form F-1 ("Registration Statement") with the U.S. Securities and Exchange Commission. We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the use therein of our name and the data set forth in Schedule 1 hereto sourced from the publications of American Appraisal China Limited.


                              AMERICAN APPRAISAL CHINA LIMITED


                              By:       /s/ James Kwok
                                        -----------------------------------
                              Name:     James Kwok
                              Title:    Vice President
                              Date:     June 27, 2005

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        SCHEDULE 1 to Consent Letter of American Appraisal China Limited
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1. UNDER THE SECTION TITLED "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS" ("Operating Expenses")

     The fair value of our ordinary shares on August 1, 2004 was determined based on a retrospective third-party valuation conducted by American Appraisal China Limited, or American Appraisal, using a generally accepted valuation methodology, the guideline companies approach, which incorporates the market performance of comparable listed companies as well as the financial results and growth trends to derive our total equity value. The valuation model allocated the equity value between the ordinary shares and the preference shares and determined the fair value of ordinary shares based on two assumptions: where conversion into ordinary shares would result in a higher economic value, preference shares were treated as if they had converted into ordinary shares; and preference shares that have a value higher than their conversion price were assigned a value that took inconsideration their liquidation preference. Our ordinary shares were assigned a value equal to their pro rata shares of the residual amount, if any, that remained after consideration of the liquidation preference of preference shares with a value below their conversion price.

2. UNDER THE SECTION TITLED "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" ("Critical Accounting Policies") AND NOTE 12 OF THE F-PAGES ("Share Options"):

     In determining the deemed fair value of the ordinary shares underlying the options granted in July and August 2004, we calculated the deemed fair value of the ordinary shares on August 1, 2004 based on a retrospective third-party valuation conducted by American Appraisal using a generally accepted valuation methodology, the guideline companies approach, which incorporates the market performance of comparable listed companies as well as the financial results and growth trends to derive our total equity value. The valuation model allocated the equity value between the ordinary shares and the preference shares and determined the fair value of ordinary shares based on two assumptions: where conversion into ordinary shares would result in a higher economic value, preference shares were treated as if they had converted into ordinary shares; and preference shares that have a value higher than their conversion price were assigned a value that took inconsideration their liquidation preference. Our ordinary shares were assigned a value equal to their pro rata shares of the residual amount, if any, that remained after consideration of the liquidation preference of preference shares with a value below their conversion price.

3. UNDER NOTE 2(p) OF THE F-PAGES ("Fair Value of Financial Instruments"):
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     The Group utilized American Appraisal China Limited ("American Appraisal"),
     a third party valuations firm, to determine the fair value of the mezzanine equity component and the embedded liability of the Series B convertible redeemable preference shares. The valuation analysis utilized and considered generally accepted valuation methodologies such as the current value method and the market value approach, which incorporates certain assumptions such as the Group's expected future cash flows and discount rates.

4. UNDER NOTE 3 OF THE F-PAGES ("Acquisitions"):

     The purchase price allocation and intangible asset valuations for each of the acquisitions described above were based on a valuation analysis provided by American Appraisal, a third party valuation firm. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market, cost and actual transaction of Company shares approach.